EXHIBIT 3.3(b)
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
WIMAR OPCO FINANCE CORP.
It is hereby certified that
          1. The name of the corporation (hereinafter called the “corporation”) is Wimar OpCo Finance Corp.
          2. The certificate of incorporation of the corporation is hereby amended by adding the following Article Sixth:
          “ARTICLE SIXTH: No security, share or other interest in the Company may be transferred without having first obtained the prior approval of the New Jersey Casino Control Commission for that transfer. The Company possesses and retains the absolute night to repurchase, at the market price or the purchase price, whichever is lesser, any security, share or other interest in the Company in the event that the New Jersey Casino Control Commission disapproves a transfer of such security, share or other interest in accordance with the provisions of the New Jersey Casino Control Act.”
          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Dated: November 1, 2006

WIMAR OPCO FINANCE CORP.

By:	/s/ William J. Yung
William J. Yung, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:50 PM 11/21/2006
FILED 11:53 AM 11/21/2006
SRV 061068548 — 4171286 FILE